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                                                                     EXHIBIT 8.7

                        MANAGEMENT TERMINATION AGREEMENT

         THIS MANAGEMENT TERMINATION AGREEMENT ("Agreement") is made as of December 9, 1997 between AMERICAN ACCESS TECHNOLOGIES, INC. a Florida corporation (the"Corporation"), and STEVEN K. ROBINSON, an individual ("Robinson").

         WHEREAS, parties entered into a management agreement dated October 21, 1996; and

         WHEREAS, Robinson was issued shares of common stock of the Corporation in exchange for future management services to the Corporation; and

         WHEREAS, parties mutually wish to terminate and conclude the management agreement.

         THEREFORE, in consideration of the premises and covenants herein set forth, it is agreed as follows:

         1. Termination. Robinson hereby resigns as an officer, director and employee of the Corporation.

         2. Agreement concerning Stock. Robinson currently owns 400,000 shares of the Corporation's Common Stock and 70,000 $8.00 Stock Purchase Warrants. Robinson hereby agrees to return 200,000 shares of such stock to the Corporation upon execution hereof to be used for recruitment and incentives of officers, directors and key employees. With respect to the remaining 200,000 shares, Corporation agrees to include such shares for sale by Robinson in its registration statement filed in connection with its outstanding stock purchase warrants. Robinson agrees that he will not sell or transfer any




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                  such shares in an amount greater than 10,000 shares in any month for the 24 months following execution of this agreement.

         3. Trade Secrets. Robinson agrees that he will not, for two years from the date of this agreement, furnish or make accessible to any person, firm, corporation or any other entity any trade secrets, technical data, customer list, sales representatives, or know-how including use of patents and patents pending acquired by him during the term of his employment with the Corporation which relates to the past and current business, practices, methods, processes, programs, equipment or other confidential or secret aspects of the business of the Company, or its subsidiaries or affiliates or any portion thereof, without the prior written consent of the Corporation, unless such information shall have become public knowledge, other than being divulged or made accessible by Consultant.

         4.       Non-disclosure. During the term of his engagement and for two
                  (2) years after the date of this agreement, Robinson will not, directly or indirectly, disclose the names of the Corporation's customers, prospects or sales representatives or those of its subsidiaries and affiliates or attempt to influence such customers or representatives to cease doing business with the Company or its subsidiaries or affiliates.

                           Robinson shall communicate and make known to the
                  Corporation all knowledge possessed by him which he may legally impart relating to any methods, developments, designs, processes, programs, services, and ideas which concern in any way the business or prospects of the Corporation and its




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                  subsidiaries and affiliates from the time of entering his
                  employment until the termination thereof.

         5.       Miscellaneous.

                  5.1 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

                  5.2 Any notice to be given to the Corporation under the terms of this agreement shall be addressed to the Corporation, at the address of its principal place of business, and any notice to be given to Robinson shall be addressed to him at his home address last shown on the records of the Corporation, or such other address as either party may hereafter designate in writing to the other. Any notice shall be deemed duly given when mailed by registered or certified mail, postage prepaid, as provided herein.

                  5.3 The provisions of the Agreement are severable, and if any provisions of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

                  5.4 The rights and obligations of the Corporation under this Agreement shall enure to the benefit of and be binding upon the successors and assignees of the Corporation.




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                  5.5      This Agreement supersedes all prior agreements and
                           understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

6. Settlement. Parties acknowledge that accrued management fees will be paid to Robinson on or before January 15, 1998.

7. Arbitration. Parties agree that should any dispute arise in the administration of this agreement, that the dispute shall be resolved through arbitration under the rules of the American Arbitration Association, with its location in Orange County, Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

Witness                             "Corporation" AMERICAN ACCESS TECHNOLOGIES,
                                    Inc.

/s/
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/s/                                 By:  /s/ Victor E. Murray
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                                         Its: President

/s/                                 Steven K. Robinson
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/s/                                 /s/ Steven K. Robinson
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